For additional information, contact: David A. Hedges President and CEO (334) 821-9200

Press Release – January 29, 2024

Auburn National Bancorporation, Inc. Reports

Fourth Quarter and Full Year Results

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported a net loss of $4.0 million, or $1.14 per share, for the fourth quarter of 2023. The quarterly loss reflects the sale of $117.6 million of available-for-sale securities for an after-tax loss of $4.7 million or $1.36 per share. Proceeds of $111.3 million from the securities sale were used to repay high-cost wholesale funding and sell high-cost reciprocal deposits, with the remaining amounts held in cash to fund future loan growth, the purchase of higher-yielding securities, and other banking operations. Although this balance sheet repositioning strategy resulted in a loss for the fourth quarter of 2023, it immediately improved the Company’s tangible common equity ratio or total equity to total asset ratio due to a smaller balance sheet and is expected to improve the Company’s interest rate risk profile and future earnings. The Company estimates the earn-back period for the balance sheet repositioning to be approximately 2.3 years.

“By taking proactive measures to reposition our balance sheet, the Company will benefit from improved earnings in 2024 and should recover the loss on sale of securities over a reasonable time period” said David A. Hedges, President and CEO. “While the interest rate environment remains challenging for the banking industry, our capital and liquidity remains strong and we have reduced our risks to changes in market interest rates, and are well positioned to meet the needs of our customers” said Mr. Hedges.

Net earnings for the fourth quarter of 2022 were $4.5 million or $1.27 per share. Non-routine items affecting the fourth quarter of 2022 included a gain on sale of land and a one-time payroll tax credit provided by the CARES Act. The after-tax impact of these non-routine items improved net earnings by $3.6 million, or $1.02 per share.

Excluding the loss on sale of securities related to the balance sheet repositioning strategy and the non-routine items described above, net earnings would have been $0.7 million, or $0.21 per share for the fourth quarter of 2023, compared to net earnings of $0.9 million, or $0.25 per share, for the fourth quarter of 2022.

For the full year 2023, the Company reported net earnings of $1.4 million, or $0.40 per share, compared to $10.3 million, or $2.95 per share, for 2022. Excluding the loss on sale of securities related to the balance sheet repositioning strategy and the non-routine items described above, net earnings for the full year 2023 would have been $6.1 million, or $1.75 per share, compared to $6.7 million, or $1.92 per share for the full year 2022.

Net interest income (tax-equivalent) was $6.2 million for the fourth quarter of 2023, a decrease of 19% compared to $7.6 million for the fourth quarter of 2022. This decrease was primarily due to a decline in the Company’s net interest margin. The Company’s net interest margin (tax-equivalent) was 2.65% in the fourth quarter of 2023 compared to 3.27% in the fourth quarter of 2022. This decrease was primarily due to higher market interest rates, which increased our cost of funds, generally, and changes in our deposit mix to higher-cost interest bearing deposits, which was partially offset by a more favorable asset mix and higher yields on interest earning assets. Average loans for the fourth quarter of 2023 were $550.9 million, a 12% increase from the fourth quarter of 2022.

Nonperforming assets were $0.9 million, or 0.09% of total assets, at December 31, 2023, compared to $1.2 million, or 0.12% of total assets, at September 30, 2023 and $2.7 million, or 0.27% of total assets, at December 31, 2022. The decrease is primarily due to the resolution of one nonperforming loan during 2023, which was paid in full.

At December 31, 2023, the Company’s allowance for credit losses was $6.9 million, or 1.23% of total loans, compared to $6.8 million, or 1.24% at September 30, 2023 and $5.8 million, or 1.14% of total loans, at December 31, 2022. The implementation of the accounting standard for current expected credit losses (“CECL”), increased our allowance for credit losses by $1.0 million on January 1, 2023, or 0.20% of total loans, as a day one transition adjustment to the new accounting standard. For the full year 2023, increases in the allowance for credit losses due to changes in the composition and balance of loans during 2023 were largely offset by reductions in the allowance for credit losses due to the resolution of collateral dependent nonperforming loans.

The Company recorded a provision for credit losses of $0.3 million in the fourth quarter of 2023, compared to $1.0 million in the fourth quarter of 2022. The decrease in provision for credit losses was primarily related to the downgrade of one borrowing relationship in the fourth quarter of 2022, where one of these loans was repaid in full during the second quarter of 2023.

Noninterest income was a loss of $5.4 million in the fourth quarter of 2023, compared to noninterest income of $3.9 million for the fourth quarter of 2022. Excluding the pre-tax securities loss of $6.3 million related to the balance sheet repositioning strategy in 2023, noninterest income would have been $0.9 million for the fourth quarter of 2023, compared to noninterest income of $0.7 million in the fourth quarter of 2022 after excluding the pre-tax gain of $3.2 million on the sale of land. This increase in noninterest income was primarily related to increased income from bank-owned life insurance and other noninterest income.

Noninterest expense was $5.8 million in the fourth quarter of 2023 compared to $4.4 million for the fourth quarter of 2022. Excluding the impact of the one-time payroll tax credit of $1.6 million, noninterest expense would have been $6.0 million for the fourth quarter of 2022. This decrease in noninterest expense was primarily related to decreases in salaries and benefits expense, net occupancy and equipment expense, and other noninterest expenses, which were partially offset by an increase in professional fees expense.

The provision for income taxes was a credit of $1.5 million for an effective tax rate of (27.53)% for the fourth quarter of 2023, compared to tax expense of $1.5 million and an effective tax rate of 24.56% for the fourth quarter of 2022. This decrease was primarily due to a decrease in pre-tax earnings in the fourth quarter of 2023 resulting from the balance sheet repositioning. The Company’s effective income tax rate otherwise is principally affected by tax-exempt earnings from the Company’s investments in municipal securities, bank-owned life insurance, and New Markets Tax Credits.

Total assets were $975.3 million at December 31, 2023, compared to $1.031 billion at September 30, 2023 and $1.024 billion at December 31, 2022. Loans, net of unearned income were $557.3 million at December 31, 2023, compared to $545.6 million at September 30, 2023, and $504.5 million at December 31, 2022. This increase in loans reflects growth across all loan segments. Total deposits were $896.2 million at December 31, 2023, compared to $964.6 million at September 30, 2023 and $950.3 million at December 31, 2022. During the fourth quarter of 2023, deposit outflows due to maturing brokered deposits of $46.1 million and the sale of $59.0 million of reciprocal deposits were partially offset by net deposit inflows of $36.7 million. For the full year 2023, deposit outflows due to the sale of $59.0 million of reciprocal deposits were partially offset by net deposit inflows of $4.9 million. The Company had no brokered deposits at December 31, 2023, compared to $46.1 million at September 30, 2023, and none at December 31, 2022. The Company had no FHLB advances or other wholesale borrowings outstanding at December 31, 2023, September 30, 2023, or December 31, 2022.

At December 31, 2023, the Company’s consolidated stockholders’ equity (book value) was $76.5 million, or $21.90 per share, compared to $68.0 million, or $19.42 per share, at December 31, 2022. The increase from December 31, 2022 was primarily driven by net earnings of $1.4 million and other comprehensive income of $11.9 million related to unrealized gains/losses on securities available-for-sale, net of tax. These increases were partially offset by cash dividends paid of $3.8 million, a one-time charge of $0.8 million, net of tax, for the cumulative effect to adopt the CECL accounting standard on January 1, 2023, and $0.2 million in repurchases of the Company’s common stock. Unrealized securities losses do not affect the Bank’s capital for regulatory capital purposes.

The Company’s total equity to total assets ratio was 7.84% at December 31, 2023, compared to 5.96% at September 30, 2023, and 6.65% at December 31, 2022. All of the Company’s securities are classified as available-for-sale and not held-to-maturity. Therefore, any changes in the fair value of the Company’s securities portfolio are fully reflected in total equity under generally accepted accounting principles.

The Company paid cash dividends of $0.27 per share in the fourth quarter of 2023, an increase of 2% from the same period in 2022. The Company’s share repurchases of $0.2 million since December 31, 2022 resulted in 10,108 fewer outstanding common shares at December 31, 2023. At December 31, 2023, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $975 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, the continuing effects of the COVID-19 pandemic and related government, Federal Reserve monetary and regulatory actions, including the continuing effects of pandemic-related economic stimulus and economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income or tax credits) and our mix and cost of deposits and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, effects of inflation, including Federal Reserve monetary policy tightening beginning in 2022 of monetary policies, including reductions in the Federal Reserve’s Treasury and mortgage-backed securities holdings and increases in the Federal Reserve’s target federal funds rate, resulting increases in interest rates (generally and those applicable to our assets and liabilities) and changes in our asset values, especially investment securities, as a result of interest rate changes, noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for credit losses, including the continuing effects of the application of the new CECL accounting standard adopted on January 1, 2023 and our CECL models, including possible adjustments to the fair values of securities available for sale in lieu of other-than-temporary impairments, charge-offs, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2022 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Fourth Quarter and Full Year Results/page 4

Financial Highlights (unaudited)

Quarter ended December 31,	Years ended December 31,
(Dollars in thousands, except per share amounts)	2023	2022	2023	2022
Results of Operations
Net interest income (a)	$6,154	$7,588	$26,745	$27,622
Less: tax-equivalent adjustment	95	117	417	456
Net interest income (GAAP)	6,059	7,471	26,328	27,166
Noninterest income	(5,429)	3,898	(2,981)	6,506
Total revenue	630	11,369	23,347	33,672
Provision for credit losses	326	1,000	135	1,000
Noninterest expense	5,803	4,449	22,594	19,823
Income tax (benefit) expense	(1,514)	1,454	(777)	2,503
Net (loss) earnings	$(3,985)	$4,466	$1,395	$10,346

Per share data:
Basic and diluted net (loss) earnings:	$(1.14)	$1.27	$0.40	$2.95
Cash dividends declared	$0.27	$0.265	$1.08	$1.06
Weighted average shares outstanding:	3,493,614	3,504,344	3,498,030	3,510,869
Shares outstanding, at period end	3,493,614	3,503,452	3,493,614	3,503,452
Book value	$21.90	$19.42	$21.90	$19.42
Common stock price:
High	$21.99	$24.71	$24.50	$34.49
Low	19.72	22.07	18.80	22.07
Period-end	$21.28	$23.00	$21.28	$23.00
To earnings ratio	53.20	x	7.82	x	53.20	x	7.80	x
To book value	97%	118%	97%	118%
Performance ratios:
Return on average equity (annualized):	(26.40)%	28.23%	2.05%	12.48%
Return on average assets (annualized):	(1.56)%	1.75%	0.14%	0.96%
Dividend payout ratio	(23.68)%	20.87%	270.00%	35.93%
Other financial data:
Net interest margin (a)	2.65%	3.27%	2.89%	2.81%
Effective income tax rate	(27.53)%	24.56%	(125.73)%	19.48%
Efficiency ratio (b)	800.41%	38.73%	95.08%	58.08%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$911	$2,731	$911	$2,731
Total nonperforming assets	$911	$2,731	$911	$2,731
Net charge-offs	$173	$201	$46	$174
Allowance for credit losses as a % of:
Loans	1.23%	1.14%	1.23%	1.14%
Nonperforming loans	753%	211%	753%	211%
Nonperforming assets as a % of:
Loans and other real estate owned	0.16%	0.54%	0.16%	0.54%
Total assets	0.09%	0.27%	0.09%	0.27%
Nonperforming loans as a % of total loans	0.16%	0.54%	0.16%	0.54%
Net charge-offs as a % of average loans	0.13%	0.16%	0.01%	0.04%

Selected average balances:
Securities	$354,065	$407,792	$387,488	$425,620
Loans, net of unearned income	550,938	490,163	523,838	454,195
Total assets	1,020,476	1,022,863	1,021,808	1,074,735
Total deposits	953,674	951,122	946,791	985,362
Total stockholders’ equity	60,372	63,283	68,066	82,925
Selected period end balances:
Securities	$270,910	$405,304	$270,910	$405,304
Loans, net of unearned income	557,294	504,458	557,294	504,458
Allowance for credit losses	6,863	5,765	6,863	5,765
Total assets	975,255	1,023,888	975,255	1,023,888
Total deposits	896,243	950,337	896,243	950,337
Total stockholders’ equity	76,507	68,041	76,507	68,041

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)

Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.

Reports Fourth Quarter and Full Year Results/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended December 31,		Years ended December 31,
(Dollars in thousands, except per share amounts)	2023	2022	2023	2022
Net interest income, as reported (GAAP)	$6,059	$7,471	$26,328	$27,166
Tax-equivalent adjustment	95	117	417	456
Net interest income (tax-equivalent)	$6,154	$7,588	$26,745	$27,622